Exhibit 10.3

TYCO INTERNATIONAL

CHANGE IN CONTROL SEVERANCE PLAN FOR CERTAIN

U.S. OFFICERS AND EXECUTIVES

Amended and Restated as of October 1, 2012

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Section 11.08	Heirs, Assigns, and Personal Representatives	22
Section 11.09	Headings and Captions	22
Section 11.10	Gender and Number	22
Section 11.11	Unfunded Plan	22
Section 11.12	Payments to Incompetent Persons	22
Section 11.13	Lost Payees	22
Section 11.14	Controlling Law	22

SCHEDULE A	SEVERANCE BENEFITS SALARY REPLACEMENT AND ANNUAL BONUS	A-1

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ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01         Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits as set forth in the Plan in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated due to a Change in Control Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02         Term of the Plan. The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Section 8.01. The Plan shall continue until terminated pursuant to Article VIII of the Plan.

Section 1.03         Compliance with Code Section 409A. The terms of this Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder.

ARTICLE II

DEFINITIONS

Section 2.01         “Annual Bonus” shall mean 100% of the Participant’s target annual bonus.

Section 2.02         “Base Salary” shall mean the annual base salary in effect as of the Participant’s Separation from Service Date.

Section 2.03         “Board” shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.04         “Cause” shall mean an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) material violation of any fiduciary duty owed to the Company, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (iv)  conviction of, or entry of a plea of nolo contendere with respect to, a  misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause.

Section 2.05         “Change in Control” shall mean any of the following events:

(i)            any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such subsidiary company , is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(ii)           persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii)          consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiary companies (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv)          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.06         “Change in Control Termination” shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.

Section 2.07         “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

Section 2.08         “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.09         “Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The “Committee” may delegate its authority under the Plan to an individual or another committee.

Section 2.10         “Company” shall mean Tyco International Ltd.  Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.11         “Effective Date” shall mean October 1, 2012.

Section 2.12         “Eligible Employee” shall mean an Employee employed in the United States who is designated within one of the employee classification categories specified on Schedule A; provided that the employee classification “Select Other Band 1 — 3” shall consist of Employees who are specifically identified by the Committee (or its designee) from time to time. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Plan Administrator shall make the determination.

Section 2.13         “Employee” shall mean an individual employed by an Employer as a common law employee on the United States payroll of Tyco International Ltd. or a Subsidiary, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.

Section 2.14         “Employer” shall mean the Company or any Subsidiary with respect to which this Plan has been adopted.

Section 2.15         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.16         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Section 2.17         “Executive Severance Plan” shall mean the Tyco International Severance Plan for U.S. Officers and Executives, which plan is superseded by this Plan in the event of any Participant’s Change in Control Termination.

Section 2.18         “Good Reason Resignation” shall mean any retirement or termination of employment by a Participant that is not initiated by the Company or any Subsidiary and that is caused by any one or more of the following events which occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control:

(i)           Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control which represent a diminution of such duties, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities;

(ii)           Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location which is more than 50 miles from the Participant’s principal place of business immediately preceding the Change in Control; provided, that such change in location extends the commute of such Participant;

(iii)          Without the Participant’s written consent, a material reduction to the Participant’s base compensation and benefits, taken as a whole, as in effect immediately prior to the Change in Control; or

(iv)          The Company’s failure to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Plan, as contemplated in Section 11.03 herein.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within 90 days after the event that gives rise to the Good Reason Resignation. Within 30 days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the 30-day period, the Participant may terminate employment with the Company based on Good Reason Resignation within 30 days after the expiration of the cure period.

Section 2.19         “Involuntary Termination” shall mean the date that a Participant involuntarily separates from service with the Company and its Affiliates within the meaning of Code Section 409A and shall not include a separation from service for Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.

Section 2.20         “Key Employee” shall mean an Employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.

Section 2.21         “Notice Pay” shall mean the amounts that a Participant is eligible to receive pursuant to Section 4.01(a) of the Plan.

Section 2.22         “Officer” shall mean any individual who, immediately before the Change in Control, is an officer of the Company as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act.

Section 2.23         “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for salary replacement and other benefits under the Plan.

Section 2.24         “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law (or similar law outside the United States, if the Employee is employed in that jurisdiction) then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.25         “Plan” means the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives, as set forth herein, and as the same may from time to time be amended.

Section 2.26         “Plan Administrator” shall mean, for the period prior to a Potential Change in Control,

the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Executive Vice-President, Human Resources (or the equivalent) of the Company. In the event of the occurrence of a Potential Change in Control, the Executive Vice-President, Human Resources (or the equivalent) shall appoint a person or entity independent of the Company and any person operating under the Company’s control or on its behalf to serve as Plan Administrator (and such person or entity shall be the Plan Administrator for all purposes after such appointment), and such appointment shall take effect and become irrevocable as of the date of said appointment (provided that such appointment shall be revocable if a Change in Control does not occur and the Potential Change in Control expires in accordance with Section 2.26(y)). For periods prior to a Potential Change in Control, the Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.27                            “Postponement Period” shall mean, for a Key Employee, the period of six months after the Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Key Employee under Code Section 409A.

Section 2.28                            “Potential Change in Control” shall mean the occurrence and continuation of any of the following: (a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation , or (ii) any employee benefit plan of the Company (or related trust) sponsored or maintained by the Company or any such subsidiary company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 5 percent of the combined voting power of the Company’s then outstanding securities unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common stock) so long as such Person neither reports nor is required to report such ownership other than as described in this paragraph; provided, however, that a Potential Change in Control will not be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, (b) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (c) any “person” (as defined in subsection(a)) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control, (d) any person (as defined in subsection (a)) commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control, (e) a tender or exchange offer for at least 30% of the outstanding voting securities of the Company, made by a “person” (as defined in subsection (a)), is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act), or (f) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred. The Potential Change in Control shall be deemed in effect until the earlier of (x) the occurrence of a Change in Control, or (y) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control has expired.

Section 2.29                            “Release” shall mean the Separation of Employment Agreement and General Release, as provided by the Company.

Section 2.30                            “Separation from Service” means “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and ruling promulgated thereunder.

Section 2.31                            “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.32                            “Service” shall mean the total number of years and completed months the Participant was an Employee of the Company. Service with any predecessor employer or with a Subsidiary prior to the Subsidiary’s becoming part of the Company shall be recognized only to the extent specified in the merger, acquisition or other documentation pursuant to which the Subsidiary became part of the Company. Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law. Any period of employment with the Company, a Subsidiary, or a predecessor employer for which an Eligible Employee previously received severance benefits, shall be excluded from Service.

Section 2.33                            “Severance Benefits” shall mean the salary and bonus replacement amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.34                            “Severance Period” shall mean the period for which a Participant is entitled to receive  Severance Benefits under this Plan, as set forth on Schedule A.

Section 2.35                            “Subsidiary” shall mean (i) a subsidiary company (wherever incorporated) as defined by the law of the Company’s place of incorporation, (ii) any separately organized business unit, whether or not incorporated, of the Company, (iii) any employer that is required to be aggregated with the Company pursuant to section 414 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder, and (iv) any service recipient or employer that is within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or is with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and Section 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

Section 2.36                            “Successor” shall mean any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.37                            “Voluntary Resignation” shall mean any Separation from Service that is not initiated by the Company or any Subsidiary other than a Good Reason Resignation.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01                            Participation.  Each Eligible Employee in the Plan who incurs a Change in Control Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in this Plan, subject however, to the application of the non-duplication provisions of Section 4.05.

Section 3.02                            Conditions.

(a)                                 Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within 60 days after the Participant’s Separation from Service Date: (i) execution by the Participant of a Release in the form provided by the Company and delivery of the Release to the Company within 45 days of the Separation from Service Date, and non-revocation of the Release during the seven-day period following the execution of the Release; (ii) compliance by the Participant with all the terms and conditions of such Release; (iii) the Participant’s written agreement to the confidentiality and non-disparagement provisions in Article VI during and after the Participant’s employment with the Company; and (iv) to the extent permitted in Section 4.04 of the Plan, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as is agreed between the Participant and the Company).  If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Release and the agreement, the Plan Administrator may withhold Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan.  If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent, provided, however, that if the Participant files an appeal of such determination under the claims procedures described in Article X, then such repayment obligation shall be suspended pending the outcome of the appeals procedure.  Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b)                                 Notwithstanding compliance with Section 3.02(a), an Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:

(i)                                     The Eligible Employee’s Voluntary Resignation;

(ii)                                  The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date mutually agreed to in writing between the Participant and the Employer, including any extension thereto as is mutually agreed to in writing between the parties;

(iii)                               The Eligible Employee’s employment is terminated for Cause;

(iv)                              The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(v)                                 The Eligible Employee does not return to work within the period prescribed by law (or if there is no such period prescribed by law, then within a reasonable period as is determined by the Plan Administrator) following an approved leave of absence, unless such period is extended by mutual written agreement of the parties; or

(vi)                              The Eligible Employee’s employment with the Employer terminates as a result of a Change in Control and the Eligible Employee accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).

(c)                                  The Plan Administrator has the discretion to make initial determinations regarding an Eligible Employee’s eligibility to receive Severance Benefits hereunder.

(d)                                 An Eligible Employee returning from approved military leave during the period beginning 60 days before a Change in Control and ending two years after a Change in Control will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer.  If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave.  The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01                            Amount of Severance Benefits Upon Involuntary Termination and Good Reason Resignation.  The Severance Benefits to be provided to an Eligible Employee who incurs a Change in Control Termination and is determined to be eligible for Severance Benefits shall be as follows:

(a)                                 Notice Pay.  Except for Officers, each Eligible Employee who meets the eligibility requirements for Severance Benefits under Section 3.01, other than for a Good Reason Resignation,  shall receive 30 calendar days notice as a Notice Period.  In the event that the Company determines that a Participant’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period.  Notice Pay paid to a Participant shall be in addition to, and not offset against, the Severance Benefits the Participant may be entitled to receive under this Article IV.  An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay.  Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation anytime after the Eligible Employee’s last active day at work.

(b)                                 Salary Replacement Benefits.  Salary replacement benefits shall be provided to the Participant in an amount as set forth in Schedule A.

(c)                                  Bonus.

(i)                                     The Participant shall receive a cash payment equal to his or her pro rated annual bonus (based on the number of full months completed from the beginning of the fiscal year through the Separation from Service) for the year in which Participant’s Separation from Service occurs, pursuant to the terms set forth in the applicable incentive plans; provided, however, that to the extent that a bonus payment for such period is paid as a result of a Change in Control under the terms of such other incentive plan, then the amount otherwise payable under this Section 4(c)(i) will be offset by the payment made under such other incentive plan.

(ii)                                  The Participant shall also receive a cash payment equal to his or her Annual Bonus in an amount as set forth in Schedule A.

(d)                                 Medical, Dental and Health Care Reimbursement Account Benefits.  The Participant shall continue to be eligible to participate in the medical, dental and health care reimbursement account coverage in effect at the date of his or her termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment during the lesser of (i) the Severance Period or (ii) twelve (12) months.  The Participant shall be responsible for the payment of the employee portion of the medical, dental and health care reimbursement account contributions that are required during the Severance Period and such contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage.  The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable medical and dental coverage for the Participant and his or her spouse or domestic partner and dependents.  In the event that the Severance Period exceeds twelve months, the Participant will receive a cash lump-sum payment from the Company equal to the projected value of the employer portion of the premiums for medical and dental benefits for the time period between the end of the Coverage Period and the remainder of the Severance Period.  Such payment shall be made within sixty (60) days following the end of the Coverage Period.  Notwithstanding any other provision of this Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Severance Period and becomes eligible for medical and/or dental coverage under the plan(s) of such other company,, the Participant will cease receiving coverage under the Company’s medical and dental plans.  Within thirty (30) days of Participant’s commencement of employment with another company, Participant shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental benefits provided to Participant by his or her new employer.  The COBRA continuation coverage period under section 4980B of the Code shall run concurrently with the Severance Period.

(e)                                  Stock Options.  Unless otherwise provided in the award agreement covering such equity award, (i) all stock options held by the Participant as of his or her Separation from Service Date that were granted prior to the Change in Control and that are not already exercisable as of such date shall become exercisable upon a Change in Control Termination, and (ii) all outstanding stock options held by Participant that were granted prior to the Change in Control and that are exercisable as of the Separation from Service Date and all stock options held by the Participant that become exercisable under the preceding sentence shall be exercisable for the greater of (i) the period set forth in Participant’s option agreement covering such options, or (ii) twelve (12) months from the Separation from Service Date.  In no event, however, shall a stock option be exercisable beyond its original expiration date.

(f)                                   Restricted Stock, Restricted Units and Performance Units.  All restricted stock, restricted stock units and performance units held by the Participant as of his or her Separation from Service Date shall be treated as provided under and in accordance with the terms and conditions of the applicable award agreement covering such equity award.

(g)                                  Outplacement Services.  The Company will pay the cost of outplacement services for the Participant for a period of twelve (12) months from Participant’s Separation from Service Date.  The Company shall pay the cost of outplacement services at either (i) the outplacement agency that the Company regularly uses for such purpose or (ii) the outplacement agency selected by the Participant; provided, however, that the Company will be responsible to pay no more than the cost that would have been incurred had the Participant used the outplacement agency that the Company regularly uses for such purpose.

(h)                                 Application of Other Plan Provisions.  If any applicable equity compensation or incentive plan or grant instrument, without regard to (c), (e) or (f) above, provides the Participant the right to accelerated vesting or payment of cash incentive awards, stock options, restricted stock, restricted stock units, performance share units or other incentive awards, and/or an extension of the otherwise applicable option exercise period, in the case of termination of employment following a Change in Control, then the Participant’s right to accelerated payment, vesting or extension of the option exercise period shall be determined by whichever of the plan, grant instrument or the provisions of (c), (e) or (f) above provides the most favorable vesting or exercise rights for the Participant.

Section 4.02                            Voluntary Resignation; Termination Due to Death or Permanent Disability.  If the Eligible Employee’s employment terminates due to (i) the Eligible Employee’s Voluntary Resignation, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s other benefit plans and policies effective at the time of such termination.

Section 4.03                            Termination for Cause.

(a)                                 If any Eligible Employee’s employment is terminated by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee.  Notwithstanding any other provision of this Plan to the contrary, if the Committee or the Plan Administrator determines that an Eligible Employee (i) has engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Separation from Service Date,  or (ii) after the Employee’s Separation from Service Date,  has been convicted of or entered a plea of nolo contendere with respect to either a felony, or a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, based on conduct which occurred prior to the Eligible Employee’s Separation from Service Date, any Severance Benefits payable to the Eligible Employee under this Plan shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination.  The Company may withhold paying Severance Benefits under the Plan pending resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause.  If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.

(b)                                 Any dispute regarding a termination for Cause will be resolved by the Plan

Administrator.  Such determination will be based on all of the facts and circumstances presented to the Plan Administrator by the Company.  If the Plan Administrator determines that the Eligible Employee’s termination of employment is for Cause, then the Plan Administrator will notify the Eligible Employee in writing of such determination, describing in detail the reason for such determination, including without limitation the specific conduct that constituted the basis for the determination.  The Eligible Employee shall have the right to contest the determination of the Plan Administrator in accordance with the Appeals Procedure described in Section 10.03.

Section 4.04                            Reduction of Severance Benefits.  With respect to amounts paid under the Plan that are not subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession.  With respect to amounts paid under the Plan that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of the Company property that the Participant has retained in his/her possession; provided, however, that such deduction shall not exceed $5,000 in the aggregate.

Section 4.05                            Non-Duplication of Benefits.  The Plan is intended to supersede, and not to duplicate, the provisions of the Executive Severance Plan in any case in which an Eligible Employee would otherwise be entitled to severance or related benefits under both this Plan and the Executive Severance Plan arising out of the Eligible Employee’s Change in Control Termination.  However, the Plan is not intended to supersede any other plan, program, arrangement or agreement providing an Eligible Employee with severance or related benefits in the case of an Eligible Employee’s Change in Control Termination.  In the event that an Eligible Employee becomes entitled to receive benefits under this Plan and any such benefit duplicates a benefit that would otherwise be provided under any other plan, program, arrangement or agreement as a result of the Eligible Employee’s Change in Control Termination, then the Eligible Employee shall be entitled to receive the greater of the benefit available under the Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other.

ARTICLE V

METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01                            Method of Payment.  The cash Severance Benefits to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in a single lump sum payment within sixty (60) days following the Participant’s Severance from Service Date, subject to the fulfillment of all conditions for payment set forth in Section 3.02 and subject to the expiration of the Release revocation period specified in the Release; provided, however, that the annual bonus amount payable pursuant to Section 4.01(c)(i) shall be paid at the same time as bonuses would be payable under the applicable bonus or incentive plan or program.  In no event will interest be credited on the unpaid balance for which a Participant may become eligible.  Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator.  Notwithstanding the foregoing, if the Participant’s Separation from Service is either (i) prior to the date of a Change in Control, or (ii) following a Change in Control that does not qualify as a “change in control” under Code Section 409A and the regulations promulgated thereunder, then any portion of the Severance Benefits payable under this Plan that is (i) subject to Code Section 409A and the regulations promulgated thereunder and (ii) equals the amount of benefit the Participant could be eligible to receive under the Executive Severance Plan (if the Participant were to satisfy the eligibility requirements in order to receive a benefit under that plan), shall be paid at the same time and in the same form as under the Executive Severance Plan.  In no event will interest be credited on the unpaid balance for which a Participant may become eligible.  Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator.  All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings.  In the event of the Participant’s death prior to payment being made, the amount of such payment shall be paid to the Participant’s estate in a single lump-sum payment within thirty (30) days following the Participant’s death.

Section 5.02                            Other Arrangements.  The provisions of this Plan may provide for payments to the Eligible Employee under certain compensation or bonus plans under circumstances where such plans would not otherwise provide for payment thereof.  It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to be have been amended to correspond with this Plan without further action by the Company or the Board.

Section 5.03                            Code Section 409A.

(a)                                 Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if a Participant is a Key Employee, no Benefits shall be paid to the Participant during the Postponement Period.  If a Participant is a Key Employee and payment of Benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within 30 days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment.  If the Participant dies during the Postponement Period prior to the payment of Severance Benefits, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within thirty (30) days after the Participant’s death.

(b)                                 This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder.  Notwithstanding anything in this Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable.  For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments.  All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  In no event may a Participant designate the year of payment for any amounts payable under this Plan.

Section 5.04                            Termination of Eligibility for Benefits.

(a)                                 All Eligible Employees shall cease to be eligible to participate in this Plan, and all Severance Benefits payments shall cease upon the occurrence of the earlier of:

(i)                                     Subject to Article VIII, termination or modification of the Plan; or

(ii)                                  Completion of any obligation of the Company or its Subsidiaries to make any payment or distribution under Article IV for the benefit of the Participant.

(b)                                 Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefits payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, including, but not limited to, the confidentiality and non-disparagement provisions of Article VI, or the Release.

Section 5.05                            Limitation on Benefits.

(a)                                 Notwithstanding any other provision of this Plan, in the event it shall be determined that any payment or distribution by the Company or its Subsidiaries to or for the benefit of a Participant (whether paid or provided pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the benefits provided to the Participant pursuant to the rights granted under this Plan (such benefits are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this Section 5.05, present value shall be determined in accordance with Section 280G(d)(4)  of the Code.  To the extent necessary to eliminate an excess parachute amount that would not be deductible by the Company for Federal income tax purposes because of Section 280G of the Code, the amounts payable or benefits to be provided to the Participant shall be reduced such that the economic loss to the executive as a result of the excess parachute amount elimination is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b)                                 If the Firm (as defined in Section 5.05(c)) determines that the payments to the Participant (before any reductions as described in Section 5.05(a)) on an after-tax basis (i.e., after federal, state and local income and excise taxes and federal employment taxes) would exceed the Reduced Amount on an after-tax basis (i.e., after federal, state and local income and federal employment taxes) then such payments will not be reduced as is described in Section 5.05(a).

(c)                                  All determinations required to be made under this Section 5.05 shall be made by a nationally recognized accounting or consulting firm selected by the Executive Vice-President, Human Resources of the Company (or the equivalent) upon the occurrence of a Potential Change in Control (the “ Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the Separation from Service Date or such earlier time as is requested by the Company.  Any such determination by the Firm shall be binding upon the Company, its successors and the Participant (subject to (e) below).  Within five (5) business days of the determination by the Firm as to the Reduced Amount, the Company shall provide to the Participant such Payments as are then due to the Participant in accordance with the rights afforded under this Plan or any other applicable plan.

(d)                                 The Company shall reimburse the Participant for any costs or expenses of tax counsel incurred by the Participant in connection with any audit or investigation by the Internal Revenue Service, or any state or local tax authorities, concerning the application of Code Section 280G to any Payments (provided, that the Participant retains tax counsel acceptable to the Company).  In the event that as a result of any such audit or investigation, the reduction in Plan Payments under (a) above is finally determined not to be sufficient in amount to permit the deduction by the Company of all Payments under Code Section 280G, then the Company shall pay the Participant an additional amount which shall be sufficient to put the Participant, after payment of any additional income, employment and excise taxes, interest and penalties, in substantially the same economic position as if the reduction had been sufficient.  Notwithstanding anything herein to the contrary, any reimbursement or payment pursuant to this Section 5.05(d) shall be made in a manner, and in such timeframe, that complies with the requirements of Treasury Regulations Section 1.409A-3(i)(1)(v).

(e)                                  In the event that the Firm determines that a reduction effected pursuant to (a) above was excessive in amount due to changes in relevant data or information following its original determination under (c) above (including, without limitation, any recalculation regarding the value of stock options as contemplated under Rev. Proc. 2003-68, Section 3.04), and that additional Plan Payments could have been made thereunder, the Company shall promptly make such additional payments to the Participant.

ARTICLE VI

CONFIDENTIALITY AND NON-DISPARAGEMENT

Section 6.01         Confidential Information.  The Participant agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or a Subsidiary.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, regulation or legal process, the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

Section 6.02         Non-Disparagement.  Each of the Participant and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.02.

Section 6.03         Reasonableness.  In the event the provisions of this Article VI shall ever be deemed to exceed the time, service, scope, geographic or other limitations permitted by applicable laws in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, service, scope,  geographic or other limitations, as the case may be, permitted by applicable laws.

Section 6.04         Equitable Relief.

(a)           By participating in the Plan, the Participant acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the Company.  By agreeing to participate in the Plan, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.  The Company likewise acknowledges that the restrictions contained in Section 6.02 are necessary to protect the legitimate interests of the Participant, and that any violation of Section 6.02 by the Company will result in irreparable injury to the Participant.

(b)           The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)           The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising under the Plan, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court.  Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.02.

Section 6.05         Survival of Provisions.  The obligations contained in this Article VI shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.

ARTICLE VII

THE PLAN ADMINISTRATOR

Section 7.01         Authority and Duties.  It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan.  The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions.  All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties with respect to denied claims for Severance Benefits, except in those cases where such determination is subject to review by the Named Appeals Fiduciary (as defined in Section 10.04).  The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 7.02         Compensation of the Plan Administrator.  The Plan Administrator appointed for periods prior to a Potential Change in Control shall receive no compensation for services as such.  The Plan Administrator appointed for periods on and after a Potential Change in Control will be entitled to receive reasonable compensation as is mutually agreed upon between the parties.  All reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation.  The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 7.03         Records, Reporting and Disclosure.  The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan.  All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VIII

AMENDMENT, TERMINATION AND DURATION

Section 8.01         Amendment, Suspension and Termination.  Except as otherwise provided in this Section 8.01, the Board or its delegee shall have the right, at any time and from time to time prior to the occurrence of a Potential Change in Control (and after the Potential Change in Control has expired in accordance with Section 2.26(y)), to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action.  After the occurrence of a Potential Change in Control, the Board or its delegee shall have the right to amend the Plan, provided however, that (a) in no event shall any amendment give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02 and (b) the Plan may not be amended in any manner that adversely affects any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee.  Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and ruling promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretations thereof, applicable to the Plan.

Section 8.02         Duration.  The Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.01; provided, however, that after the termination of the Plan, if any Participants terminated employment due to an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE IX

DUTIES OF THE COMPANY AND THE COMMITTEE

Section 9.01         Records.  The Company or a Subsidiary thereof shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 9.02         Payment.  Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.

Section 9.03         Discretion.  Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.  As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator taken in good faith shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE X

CLAIMS PROCEDURES

Section 10.01       Claim.  Each Participant under this Plan may contest any action taken or determination made by the Company, the Board, the Committee or the Plan Administrator that affects the rights of such Participant hereunder by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator.  No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary, except in circumstances where the Participant has a reasonable basis to conclude that the pursuit of his/her claim through the claims procedure would be futile.  If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article X.  Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator.  Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 10.02       Initial Claim.  Before the date on which payment of Severance Benefits commences, each application for benefits must be supported by such information as the Plan Administrator deems relevant and appropriate.  In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits.  This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period.  The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 10.03       Appeals of Denied Administrative Claims.  All appeals shall be made by the following procedure:

(a)           A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial.  Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.  Appeals not timely filed shall be barred.

(b)           The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c)           The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor.  The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim.  In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination.  The determination so rendered shall be binding upon all parties as long as it is made in good faith.  If the determination is adverse to the claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 10.04       Appointment of the Named Appeals Fiduciary.  The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary; provided however, that effective on the date of a Change in Control, the Plan Administrator shall also serve as the Named Appeals Fiduciary.  For periods before the date of a Change in Control, Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator.  All such removals may be with or without cause and shall be effective on the date stated in the notice of removal.  The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 10.05       Arbitration; Expenses.  In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in New York, New York (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan.  If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE XI

MISCELLANEOUS

Section 11.01       Nonalienation of Benefits.  None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.

Section 11.02       Notices.  All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service.  In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 11.03       Successors.  Any Successor shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 11.04       Other Payments.  Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant, including, without limitation, the Executive Severance Plan.

Section 11.05       No Mitigation.  Except as otherwise provided in Section 4.01(d) and Section 4.04, Participants shall not be required to mitigate the amount of any Severance Benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company, in which case Severance Benefits shall cease.

Section 11.06       No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 11.07       Severability of Provisions.  Except as set forth in Section 6.03, if any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 11.08       Heirs, Assigns, and Personal Representatives.  This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 11.09       Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 11.10       Gender and Number.  Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 11.11       Unfunded Plan.  The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 11.12       Payments to Incompetent Persons.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 11.13       Lost Payees.  A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom Severance Benefits are due.  Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Plan is in operation.

Section 11.14       Controlling Law.  This Plan shall be construed and enforced according to the laws of the State of New York to the extent not superseded by Federal law.

SCHEDULE A

SEVERANCE BENEFITS
SALARY REPLACEMENT AND ANNUAL BONUS

Employee Classification	Severance Period	Salary Replacement and Annual Bonus
CEO	24 months	2.0 times annual Base Salary and Annual Bonus
Officers & Corporate Band 1 Direct Reports to CEO	24 months	2.0 times annual Base Salary and Annual Bonus
Corporate Band 1 & 2	18 months	1.5 times annual Base Salary and Annual Bonus
Select Other Band 1 - 3*	12 months	1.0 times annual Base Salary and Annual Bonus

*Select positions approved by the Committee.

A-1